Exhibit 10.3
REVENUE SHARING DISTRIBUTION AGREEMENT
This Agreement is made and entered into as of the latest date set forth on the signature lines below (the “Effective Date”) by and between Oculus Innovative Sciences, Inc., a Delaware corporation having a place of business at 1129 No. McDowell Boulevard, Petaluma, California, USA 94954 (“Company”), and VetCure, Inc., a California corporation having a place of business at 3546 N. Riverside Ave, Rialto, CA 92377 (“Distributor”).
     WHEREAS Company has developed proprietary technology and know-how known as the Vetericyn Wound Care Spray (“Vetericyn”) which the Company distributes and sells in the form of liquid solutions, as further identified in Exhibit A to this Agreement, and
     WHEREAS Distributor desires to distribute Vetericyn in the Territory (as hereinafter defined).
     NOW THEREFORE in consideration of the mutual promises and undertakings of the parties hereto the parties agree as follows:
     1. Definitions.
          1.1 “Change in Control” shall mean (a) any consolidation or merger of either party with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of such party immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of such party’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which either is a party in which in excess of fifty percent (50%) of such party’s voting power is transferred; or (b) a sale, lease or other disposition of all or substantially all the assets of either party.
          1.2 “Confidential Information” means information of a party, which information is conspicuously marked with “Confidential”, “Proprietary” or other similar legend. If Confidential Information is orally disclosed or it is observed, it shall be identified as such at the time of disclosure or observation and a brief written description and confirmation of the confidential nature of the information shall be sent to the recipient within thirty (30) days after the disclosure. The Solution Specifications, quantities, schedules and pricing, projections and business plans shall be considered Confidential Information hereunder whether disclosed orally or in writing, or whether or not marked “Confidential” or “Proprietary.”
          1.3 “Intellectual Property Rights” means all intellectual property rights worldwide arising under statutory or common law or by contract and whether or not perfected, now existing or hereafter filed, issued, or acquired, including all (a) patent rights; (b) rights associated with works of authorship including copyrights and mask work rights; (c) trademarks, service marks, trade dress and trade names; (d) rights relating to the protection of trade secrets and confidential information; and (e) any right analogous to those set forth herein and any other proprietary rights relating to intangible property.
          1.4 “Markets” means the animal health markets solely for use in the treatment of all types of animals (non-humans) within the Territory.

          1.5 “Purchase Order” shall mean an offer from Distributor received by Company, whether in written or other form, or in electronic form, to purchase or schedule delivery of a specified amount of Solutions that complies with the requirements set forth in this Agreement.
          1.6 “Regulatory Approvals” means any and all approvals, applications, registrations, licenses, certifications and other requirements imposed by any governmental agency or other entity exercising any regulatory or other governmental or quasi-governmental authority.
          1.7 “Company’s Technology” means Company’s proprietary technology and know-how known as the Microcyn Technology, used for (among other things) veterinary applications.
          1.8 “Solution(s)” means the liquid solutions based on Company’s Microcyn Technology which are to be provided by Company under this Agreement as Vetericyn Wound Care Spray, as further described in Exhibit A. From time to time, the Company may introduce new products and packaging, including, but not limited to, otic cleanser, gels, shampoos, etc., based on the Microcyn Technology platform and new packaging configurations. Distributor will be granted exclusive distribution rights for these new products in the Market during the Term and within the Territory. The parties intend to work in good faith to finalize pricing, packaging and labeling regarding these new products in the future.
          1.9 “Solution Specifications” means the specifications for the Solutions as set forth in Exhibit B.
          1.10 “Territory” shall mean the United States of America.
     2. Purchases and Solutions.
          2.1 General. This Agreement establishes the terms and conditions on which Company will sell to Distributor the Solutions. This Agreement shall not be modified, supplemented or interpreted by any trade usage or prior course of dealing not made a part of this Agreement by its express terms.
          2.2 Appointment. Subject to all the terms and conditions of this Agreement, Company hereby appoints Distributor for the term of this Agreement as the exclusive distributor of the Solutions only within the Market and only within the Territory. Distributor may distribute Solutions only to persons and entities located and taking delivery within the Territory . Furthermore, Solution distributed by Distributor for further distribution may be distributed only through subdistributors who are bound in writing for Company’s benefit to all the restrictions on Distributor contained in this Agreement. Nothing in this Agreement shall be construed as limiting in any manner Company’s marketing or distribution activities or its appointment of other dealers, distributors, licensees or agents outside the Market and/or outside the Territory.
          2.3 Shipment Terms and Costs. Solution is delivered DDP, Delivered Duty Paid, from the Company’s manufacturing plant in Zapopan, Mexico to Distributor’s warehouse in Rialto, California.

          2.4 Purchase Order and Forecast. On a quarterly basis, Distributor shall provide a non-binding, rolling forecast of purchases of Solutions for the next six (6) months after the period covered by the Purchase Order.
          2.5 Purchase Orders. All Purchase Orders shall contain such pricing, requested shipment schedule, delivery address, requested carrier and quantity terms as set forth in Exhibit A.
     When acknowledgement of receipt and acceptance of the Purchase Order is made by Company (either by written notice or by shipment of the Solutions covered by the Purchase Order), the Purchase Order shall be deemed a commitment to purchase and sell the Solutions pursuant to the terms of this Agreement.
          2.6 Pricing. The Solution prices are set forth in Exhibit A and shall be payable in US Dollars.
          2.7 Payment Terms. Payment terms are thirty (30) days net for OBP (defined below). All payments related to the Revenue Sharing (also defined below) portion are due thirty (30) days after month end for which the Revenue Sharing calculation applies.
          2.8 Minimum Purchase. Minimum ordering quantities are set forth in Exhibit A. No orders shall be accepted, unless such orders are at least equal to or greater than the minimum quantities set forth in Exhibit A.
     3. Delivery and Acceptance.
          3.1 Delivery of Solution. Delivery of Solution shall be DDP, Delivered Duty Paid, from the Company’s manufacturing plant in Zapopan, Mexico to Distributor’s warehouse in Rialto, California. Shipment dates are approximate and are subject to change.
          3.2 Packaging. Company shall package the Solutions for shipment to Distributor in the manner customarily used by Company, unless Distributor requires different packaging specifications, in which case any such different packaging shall be at Distributor’s expense. Distributor will provide such reasonable specifications to Company in writing within thirty (30) days of the Effective Date. After execution of this Agreement, Distributor will, at its own expense, begin studying all necessary steps to conduct final finished bottlling and labeling (“Packaging”) of Vetericyn in Distributor’s facility. The Company will, at its own expense, begin studying all necessary steps to manufacture the Solution in Petaluma, California and ship to Distributor in bulk. Distributor intends to target certain Packaging and Solution pricing not to exceed $2.00 per bottle. If the costs of Packaging and Solution pricing are greater than $2.00 per bottle, which includes transportation and duties, if any, then Distributor will absorb any additional costs over $2.00 per bottle. If the costs of Packaging and Solution are less than $2.00 per bottle, then any savings will be shared equally between the parties. Upon achieving all necessary regulatory approvals necessary for Packaging medical devices, Distributor will have the right to Package the Solution for the Market in the Territory. The Company will conduct periodic audits, with reasonable prior notice, of Distributor’s Packaging facility in an effort to ensure Distributor complies with appropriate regulatory requirements for final finished Packaging. The parties agree to work in good faith to create a similar Revenue Sharing mechanism, as described in Exhibit A, upon transfer of Packaging to Distributor.

          3.3 Future Manufacturing Rights. Upon achieving a certificate of compliance under Good Manufacturing Practices (“GMP”) to Package medical devices under US Food and Drug Administration rules, the parties agree to work in good faith to study Distributor’s manufacturing capabilities under the following scenario. Distributor would provide a secure manufacturing area within Distributor’s facility solely to house the Company’s proprietary manufacturing line. Distributor would further reimburse all salary and related employment costs for a Company employee, if deemed necessary by the parties, to maintain and operate the Company’s manufacturing line within Distributor’s facility. Any potential costs savings that result from the transfer of manufacturing to Distributor’s facility would be split evenly between the Company and Distributor. For purposes of clarity, any transfer of manufacturing rights will only occur upon written mutual agreement, or pursuant to Section 10.3.
          3.4 Risk of Loss or Damage. Title and risk of loss will be transferred to Distributor upon delivery of Solutions by Company. Distributor will also bear the risk of loss with respect to any Solutions rejected by Distributor until received by Company in Petaluma, California, or another location by mutual agreement.
          3.5 Delivery Performance. Company may make partial deliveries of the Solutions under this Agreement. Partial deliveries will be separately invoiced by Company and paid for by Distributor without regard to subsequent deliveries.
          3.6 Cancellation; Rescheduling. Distributor may not cancel or reschedule any shipment under a Purchase Order once the Purchase Order is accepted by Company.
          3.7 Solution Acceptance. All Solutions will be subject to final inspection and acceptance by Distributor within seven (7) working days after receipt. Distributor may only reject Solutions if the Solutions shipped by Company did not materially conform to the Solution Specifications at the time of shipment by Company. In any event, use of the Solutions by Distributor or its customers, or the failure by Distributor to return the Solutions within fourteen (14) working days following delivery of such Solutions shall constitute acceptance by the Distributor. Any Solutions properly rejected will be returned to Company in accordance with the return procedures set forth in Article VI with respect to warranty claims.
          3.8 Force Majeure. Neither party shall be liable for nonperformance or delay in performance (other than of obligations regarding payment of money or confidentiality) caused by any event reasonably beyond the control of such party including, but not limited to wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency.

     4. Certain Obligations.
          4.1 Distribution Efforts. Distributor shall use commercially reasonable efforts to successfully market the Solutions in the Market in the Territory on a continuing basis and to comply with good business practices and all laws and regulations relevant to this Agreement or the subject matter hereof. In its distribution efforts, Distributor will use mutually agreed upon names for the Solution; provided that all advertisements and promotional materials shall be subject to mutual written consent of both parties, which approval shall not be unreasonably withheld, and, provided further, that no other right to use any name or designation is granted by this Agreement.
          4.2 Compliance with Laws. Both parties shall conduct their respective businesses in accordance with all laws and regulations. Without limiting the foregoing, Distributor shall not market or sell any Solution except in compliance with the Regulatory Approvals and all applicable laws and regulations.
          4.3 Exclusivity and Use of Solutions. Distributor is the exclusive distributor in the Territory and purchase of Solution is solely for use by Distributor in the Markets. Distributor shall not market, distribute or sell the Solution on a stand-alone basis or in any market other than the Markets.
          4.4 Support. Subject to Company’s scheduling and personnel constraints, Company will provide to Distributor reasonable engineering, research and development support and access to its personnel as needed for use of the Solution in the Markets.
          4.5 Branding of Solution. Both parties will work in good faith to use the other’s trademarks and brand names for labeling and marketing efforts.
          4.6 Equity Compensation. In exchange for Distributor’s commitment to its marketing efforts and other good and valuable consideration, the Company will issue to the Distributor 433,275 shares of its common stock. Such issuance will depend on the Company’s satisfaction that such issuance complies with federal and state securities laws and with the rules and regulations for the trading market on which the Company’s stock trades. The Distributor agrees to provide such information as reasonably requested by the Company to establish such compliance. The Company will issue such shares of common stock within 10 business days of the execution of this agreement to such individuals or entities as directed by the Distributor or as otherwise decided by the parties in writing. The shares of common stock will be issued pursuant to a private placement and will bear a restrictive legend. The shares of common stock will not have registration rights however the Company may, in its sole discretion, register such shares of common stock.
     5. Ownership.
          5.1 Company’s IP. Company is and shall be the sole and exclusive owner of all Intellectual Property Rights in and to the Solutions and Company’s Technology, including, without limitation, its Microcyn Technology, and any and all inventions, technology, know-how and other intellectual property made, conceived, created, reduced to practice or otherwise developed as part of Company’s services pursuant to Article IV of this Agreement, and all improvements, enhancements, modifications and derivatives of any of the foregoing (collectively, “Company’s IP”).

          5.2 No Reverse Engineering. Distributor acknowledges that the Solutions contain the valuable trade secret information of Company and other proprietary information of Company. Accordingly, Distributor agrees that it will not, at any time during the term of this Agreement or thereafter, reverse engineer or otherwise attempt to discern the trade secret information of the Solutions, nor will Distributor permit any third party to do any of the foregoing. Company acknowledges that the Distributor’s Process contains the valuable trade secret information of Distributor and other proprietary information of Distributor. Accordingly, Company agrees that it will not, at any time during the term of this Agreement or thereafter, reverse engineer or otherwise attempt to discern the trade secret information of the Distributor’s Process, nor will Company permit any third party to do any of the foregoing.
          5.3 IP Warranty. The Company is the legal and beneficial owner of all right, title and interest in and to the Intellectual Property, the Solutions and the Company Technology, having good title hereto, free and clear of any and all mortgages, liens, security interest and charges, and no person or entity has or shall have any claim of ownership with respect to the Intellectual Property, the Solutions or the Company Technology; The Intellectual Property is subsisting and is not invalid or unenforceable, in whole or in part; Company has not previously assigned, transferred, conveyed or otherwise encumbered any right, title or interest in the Intellectual Property, the Solutions or the Company Technology the subject of this Agreement and has not granted to any third party any license to use the Intellectual Property, Solutions or the Company Technology in any manner inconsistent with or in conflict with any provisions of this Agreement or the rights of Distributor under this Agreement, or any covenant not to sue for any such use; Neither the Intellectual Property, the Solutions nor the Company Technology nor the disclosing, copying, making, using or selling of such Intellectual Property, Solutions or Company Technology, or products or services embodying such Intellectual Property, Solutions of Company Technology, violates, infringes or otherwise conflicts or interferes with any copyright, trade secret, trademark, service mark, patent or any other intellectual property or proprietary right of any third party; There are no claims, judgments or settlements relating to the Intellectual Property, the Solutions or the Company Technology to be paid by the Company, and no claim has been brought by any person or entity alleging that the Intellectual Property, the Solutions or the Company Technology or the disclosing, copying, making, using or selling of such Intellectual Property, Solutions or Company Technology or products or services embodying such Intellectual Property, Solutions or Company Technology, violates, infringes or otherwise conflicts or interferes with any copyright, trade secret, trademark, service mark, patent or any other intellectual property or proprietary right of any third party; and the Company does not know of any infringement by others of the Intellectual Property.
     6. Limitation On Liability And Remedies.
          6.1 Company Limited Warranty; Limitation of Remedies.
               (a) Company warrants that each Solution delivered will, under normal use and conditions, substantially conform to the applicable Solution Specifications for a period of one (1) to two (2) years, in conformity with the various products label claims regarding shelf-life, after the specific Solution has shipped ex-works. This limited warranty does not cover the results of accident, abuse, misapplication, vandalism, acts of God, use contrary to specifications or instructions, or modification by anyone other than Company.

               (b) Company’s entire liability and Distributor’s exclusive remedy, except for the indemnity obligations as set forth in Section 7.2, which are in addition to the remedies set forth in this Section 6.1, shall be replacement of the materially non-conforming Solutions. Distributor may reject and return such non-conforming Solutions for modification or replacement by Company provided that Distributor must first obtain a Return Material Authorization from Company. Company shall issue a Return Material Authorization (“RMA”) within two (2) business days after Distributor’s request. Any additional terms of the RMA procedure shall be mutually agreed to between the parties. Distributor shall include the RMA number with all returns. Distributor shall return all such non-conforming Solutions to Company within fifteen (15) days of Distributor’s receipt of such Solutions.
               (c) Company is liable for all transit costs associated with replacement of non-conforming Solution. If the Company intends to destroy any non-conforming Solution, such costs are the responsibility of the Company.
               (d) If modification or replacement is not reasonably possible, then Company may elect to refund to Distributor an amount equal to the purchase price for the non-conforming Solutions, and such refund shall be Distributor’s entire remedy. Any replacement Solution will be warranted for the remainder of the original warranty period. Company shall not be responsible for any labor costs or other costs Distributor incurs incident to the replacement of any non-conforming Solution.
               (e) If Company determines that any returned Solution conformed to the warranty, Company will return the Solution to Distributor at Distributor’s expense, freight collect, along with a written statement setting forth Company’s conclusion that the returned Solution was not defective, and Distributor agrees to pay Company’s reasonable cost of handling and testing the returned Solution.
               (f) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VI, THE SOLUTIONS ARE PROVIDED “AS-IS” WITHOUT WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND AGAINST INFRINGEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VI, COMPANY DOES NOT WARRANT THAT THE SOLUTIONS WILL MEET SPECIFIC REQUIREMENTS.
          6.2 Consequential Damages Waiver. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ITS CUSTOMERS FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE OR INDIRECT DAMAGES, INCLUDING BUT NOT LIMITED TO ANY LOST PROFITS OR LOST SAVINGS ARISING OUT OF THE USE OR INABILITY TO USE THE SOLUTIONS OR OTHERWISE ARISING OUT OF OR RELATED TO THIS AGREEMENT.

          6.3 Limitation of Liability. COMPANY’S AGGREGATE LIABILITY UNDER OR ARISING OUT OF THIS AGREEMENT FOR ANY CLAIM, WHETHER BASED ON CONTRACT, TORT OR OTHERWISE, SHALL BE LIMITED, EXCEPT FOR THE INDEMNITY OBLIGATIONS IN SECTION 7.2, WHICH ARE IN ADDITION TO THE REMEDIES SET FORTH IN THIS SECTION 6.3, TO AN AMOUNT EQUAL TO THE AMOUNT PAID BY DISTRIBUTOR TO COMPANY UNDER THIS AGREEMENT FOR THE SOLUTIONS THAT ARE THE SUBJECT OF THE LIABILITY IN THE SIX-MONTH PERIOD IMMEDIATELY PRECEDING THE DATE ON WHICH THE CLAIM AROSE. DISTRIBUTOR’S AGGREGATE LIABILITY UNDER OR ARISING OUT OF THIS AGREEMENT FOR ANY CLAIM, WHETHER BASED ON CONTRACT, TORT OR OTHERWISE, SHALL BE LIMITED TO THE AMOUNT OF COVERAGE REQUIRED UNDER THIS SECTION 6.3. EACH PARTY SHALL NAME THE OTHER PARTY AS AN ADDITIONAL INSURED IN ITS LIAIBLITY INSURANCE COVERAGE AND EACH PARTY SHALL MAINTIAN A MINIMUM OF TWO ($2,000,000) MILLION DOLLAR LIABILITY INSURANCE COVERAGE.
     7. Indemnification.
          7.1 Distributor’s Indemnity. Distributor agrees that it will, at its own expense, defend all suits or proceedings instituted against Company arising out of any marketing, sale or use or off-label use of the Solution in the Markets by Distributor.
          7.2 Company’s Indemnity. The Company agrees that it will, at its own expense, defend all suits or proceedings instituted against the Distributor arising out of any marketing, sale or on-label use of the Company’s products in the non-Markets. The Company further agrees that it will, at it own expense, indemnify and hold harmless for the benefit of Distributor and its officers, directors, shareholders, for any liability or damage to Distributor in the event any warranties of Company are inaccurate or false, any product liability claims regarding the Solutions, or any infringement or threatened infringement of the Intellectual Property.
     8. Confidential Information
          8.1 Ownership of Confidential Information. Both parties are and shall remain the owner of its Confidential Information. Nothing contained in this Agreement shall be construed as granting any rights by license or otherwise to such Confidential Information.
          8.2 Agreement to Maintain Confidentiality. Both parties shall take all reasonable steps to ensure that it and its agents maintain the confidentiality of the Confidential Information.
          8.3 Agreement Not to Use or Disclose. Except as provided in this Agreement, neither party shall disclose to any other person or entity Confidential Information of the disclosing party or use such Confidential Information for any purpose other than the purposes expressly authorized under this Agreement.
          8.4 Specific Performance. The parties recognize and agree that any breach by the receiving party of its obligations contained in this Article VIII would cause irreparable harm to the disclosing party such that the disclosing party could not be compensated for the harm by money damages alone. Therefore, the parties agree that the provisions of this Article VIII shall be enforceable by specific performance, including injunctive relief.

     9. Term and Termination.
          9.1 Term. This Agreement shall be effective and in full force from the Effective Date for a period of ten (10) years and shall automatically renew for successive five (5) year terms, unless terminated earlier pursuant to this Section 9.
          9.2 Termination for Cause. Either party will have the right to terminate this Agreement for cause upon thirty (30) days’ prior written notice to the other party of a material breach of this Agreement by the other party that remains uncured during such thirty (30) day period or if any representation or warranty is determined to be false or misleading.
          9.3 Effect of Termination.
               (a) Upon the termination of this Agreement for any reason, each party shall retain ownership of its respective Confidential Information and shall return to the other party all of the Confidential Information received from the other party up to the time of termination.
               (b) Upon termination of this Agreement, Distributor may elect to (i) pay to Company any amounts due under this Agreement or (ii) return to the Company any unpaid for Solution.
               (c) If either party terminates this Agreement for cause, then, the other party may elect to (i) continue to supply, or require the Company to continue to supply, Solutions to Distributor under Purchase Orders that Company accepted prior to the effective date of termination and Distributor agrees to pay Company the purchase price for such Solutions or (ii) cancel all such Purchase Orders and neither party will have liability for such cancellation.
               (d) Neither Company nor Distributor shall be liable to the other for compensation, reimbursement or damages for the loss of prospective profits, anticipated sales or goodwill as a result of the termination of this Agreement in accordance with the terms of Section 9.2 or Section 9.3.
          9.4 Survival. Upon the expiration, or the termination for any reason, of this Agreement, the rights and obligations of the parties under Sections 2.6, 2.7, 3.7, 3.8, 4.1, 9.4, 9.5 and Articles 1,5,6,7 and 8 shall survive and remain in effect.
     10. Miscellaneous.
          10.1 Notices. All notices shall be deemed given by fax, and addressed as set forth at the signature line below or to such other address as the party to receive the notice or request so designates by written notice to the other.
          10.2 Assignment and Subcontracting. This Agreement and all rights and obligations hereunder are personal to the parties hereto and shall not be assigned by either party to any third party without the prior written consent thereto by the other party except that Company may assign this Agreement to an affiliate or to a successor to all or substantially all of the Company’s assets or to a majority of Company’s voting stock. This Agreement shall benefit and be binding upon the parties to this Agreement and their respective permitted successors and assigns.
          10.3 Change of Control.  Within sixty (60) days of a Change in Control at the Company, and notwithstanding any provision of this Agreement to the contrary, including without limitation Section 3.3, Distributor may elect at its own expense, to immediately transfer (by way of a non-exclusive license) one or more of the Company’s manufacturing lines that produce the Vetericyn formula for the Solutions.  Upon the election to transfer, Distributor would have the exclusive right to manufacture and Package Vetericyn or any derivative thereof, in the Market during the Term. In consideration, the Company, or its successors, would receive a one-time, nonrefundable payment for the manufacturing lines(s) on a mutually agreed upon price, in any event not to exceed the Company’s original cost for such manufacturing line(s) and a perpetual ten percent (10%) royalty on net sales related to the sales of Vetericyn or any derivative product thereof, for the Term. The Company, or its successors, would agree to provide, at Distributor’s expense, commercially reasonable technical and other assistance to Distributor to facilitate the transfer process.
          10.4 Waiver. No term or condition of this Agreement shall be deemed waived unless such waiver is in a writing executed by the party against whom the waiver is sought to be enforced. Failure or delay in the exercise of any right, power or privilege hereunder shall not operate as a waiver thereof or of any subsequent failure or delay.
          10.5 Governing Law, Jurisdiction, Venue. This Agreement is made under and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of California. Sole and exclusive jurisdiction in any case or controversy arising under this Agreement or by reason of this Agreement shall be with the Sonoma County Superior Court or the United States District Court for the Northern District of California, and for this purpose each party hereby expressly and irrevocably consents to the exclusive jurisdiction of such courts.
          10.6 Severability. If any of the provisions of this Agreement in any way violate or contravene any laws applicable to this Agreement, such provision shall be deemed not to be a part of this Agreement and the remainder of this Agreement shall remain in full force and effect. In such event, the parties agree to negotiate in good faith to substitute legal and enforceable provisions that most nearly effect the original intent of the severed provision.
          10.7 Subject Headings. The captions and headings used herein are intended for convenience only, and shall not affect the construction or interpretation of any section or provision of this Agreement.
          10.8 Entire Agreement; Amendments. This Agreement, including Exhibits A and B hereto, constitutes the entire understanding and agreement of the parties related to the subject matter hereof, and supersedes any and all prior or contemporaneous offers, negotiations, agreements and/or understandings, written or oral, as to such subject matter. Except as provided herein, no amendment, revision or modification of this Agreement shall be effective or binding unless made in writing and signed by the party against whom enforcement is sought.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date transcribed below.

COMPANY:		DISTRIBUTOR:
OCULUS INNOVATIVE SCIENCES, INC.		VETCURE, INC.

BY:	/s/ Hojabr Alimi	BY:	/s/ Robert Burlingame

TITLE:	CEO and Chairman	TITLE:	CEO

DATE:	January 26, 2009	DATE:	January 26, 2009

ADDRESS: 1129 No. McDowell Boulevard		ADDRESS:
Petaluma, CA 94954

PHONE: (___)		PHONE: (___)

FAX: (___)		FAX: (___)